UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 15, 2009

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

A. Maturity of Senior Convertible Notes, Hedge and Repurchase of Warrants

In March 2007, Cypress Semiconductor Corporation (“Cypress”) issued $600.0 million in aggregate principal amount of 1.00% Convertible Senior Notes (the “Notes”) pursuant to an Indenture, dated March 13, 2007, between Cypress and U.S. Bank National Association, as trustee (the “Indenture”). As of June 28, 2009 approximately $28.0 million in principal amount of the Notes remained outstanding. The entire remaining and outstanding Notes and related hedge have matured and were settled on September 15, 2009.

Holders received cash for the principal amount of the Notes and the entire premium. The final conversion price per Note as calculated under the Indenture, was $1,841.76 including principal and premium. Consistent with the terms of the Indenture, on September 15, 2009, Cypress paid approximately $51.7 million for the principal amount of Notes, premium and accrued and unpaid interest.

In addition, Cypress received approximately $23.6 million from counterparties as a result of the related hedge which also matured on September 15, 2009.

Separately, Cypress re-purchased and settled the outstanding warrants, issued on March 13, 2007, through a cash payment of approximately $20.3 million to the counterparties holding the warrants.

As a result of the final conversion and maturity of the Notes, the related hedge and the re-purchase of the warrants, there remain no outstanding debt, hedge or warrants. For purposes of the calculation of earnings per share, approximately 3.6 million shares of common stock will be included in Cypress’ third quarter 2009 diluted share count and correspondingly, will be eliminated from Cypress’ fourth quarter 2009 diluted share count.

The Notes and warrants will continue to impact the diluted share count for the calculation of earnings per share for the full year of fiscal 2009. The impact to the full year calculation will depend upon our average stock price for the year and whether or not we are profitable on a non-GAAP basis for the full year of fiscal 2009.

The disclosure above is qualified in its entirety by the text of the Indenture, which describes in further details all of the conversion features of the Notes and which was filed on May 17, 2007, with the Securities and Exchange Commission as an exhibit to Cypress’ Form S-3 registration statement.

B. Discontinuation of Temporary Pay Reduction for All Employees Except Executive Officers

The company-wide temporary pay reduction which was implemented during the second fiscal quarter of 2009 will be discontinued during the fourth fiscal quarter of 2009 for all employees except Cypress’ executive officers.

Management has recommended and the Compensation Committee of the Board of Directors has agreed that the temporary pay reduction will continue for executive officers until Cypress’ non-GAAP profit before tax is equal to or exceeds 15% of revenue.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: September 22, 2009	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration